Exhibit 99.1

VASCO Reports Results for Second Quarter and First Six Months of 2014

Revenue from continuing operations for the second quarter of 2014 was $47.7 million, an increase of 28% compared to the second quarter of 2013; Operating income from continuing operations for the second quarter of 2014 was $7.6 million, an increase of 297% compared to the second quarter of 2013. Full-year 2014 guidance increased for revenue and operating margin. Financial results for the period ended June 30, 2014 and guidance for full-year 2014 to be discussed on conference call today at 10:00 a.m. E.D.T.

OAKBROOK TERRACE, IL, and ZURICH, Switzerland, July 24, 2014—VASCO Data Security International, Inc. (NASDAQ: VDSI), today reported financial results for the second quarter and six months ended June 30, 2014.

Revenue from continuing operations for the second quarter of 2014 increased 28% to $47.7 million from $37.3 million in the second quarter of 2013, and for the first six months of 2014, increased 19% to $86.5 million from $72.6 million for the first six months of 2013.

Net income from continuing operations for the second quarter of 2014 was $6.9 million, or $0.17 per diluted share, an increase of $5.0 million, or 263%, from $1.9 million, or $0.05 per diluted share, for the second quarter of 2013. Net income from continuing operations for the first six months of 2014 was $10.4 million, or $0.26 per diluted share, an increase of $6.1 million, or 142%, from $4.3 million, or $0.11 per diluted share, for the comparable period in 2013.

Net income, which includes the impact of our discontinued operations, for the second quarter of 2014 was $6.9 million, or $0.17 per diluted share, an increase of $5.1 million, or 283%, from $1.8 million, or $0.05 per diluted share, for the second quarter of 2013. Net income for the first six months of 2014 was $10.4 million, or $0.26 per diluted share, an increase of $5.8 million, or 126%, from $4.6 million, or $0.12 per diluted share, for the comparable period in 2013.

Other Financial Highlights:

•	Gross profit from continuing operations was $31.0 million, or 65% of revenue, for the second quarter of 2014 and $56.8 million, or 66% of revenue, for the first six months of 2014. Gross profit was $23.9 million, or 64% of revenue, for the second quarter of 2013 and $47.0 million, or 65% of revenue the first six months of 2013.

•	Operating expenses from continuing operations for the second quarter and first six months of 2014 were $23.4 million and $45.3 million, respectively, an increase of 6% and 7% from $22.0 million and $42.3 million reported for the second quarter of 2013 and first six months of 2013, respectively.

•	Operating income from continuing operations for the second quarter and first six months of 2014 was $7.6 million and $11.5 million, respectively, an increase of $5.7 million, or 300%, from $1.9 million reported for the second quarter of 2013 and an increase of $6.9 million, or 150%, from $4.6 million reported for the first six months of 2013. Operating income as a percentage of revenue for the second quarter and first six months of 2014 was 16% and 13%, respectively, compared to 5% and 6% for the comparable periods in 2013.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations was $9.5 million and $15.4 million for the second quarter and first six months of 2014, respectively, an increase of 191% from $3.3 million reported for the second quarter of 2013 and an increase of 120% from $7.0 million reported for the first six months of 2013.

•	Cash balances at June 30, 2014 totaled $123.3 million compared to $109.5 million and $98.6 million at March 31, 2014 and December 31, 2013, respectively. There were no bank borrowings at any of the periods ended June 30, 2014, March 31, 2014 or December 31, 2013.

Operational and Other Highlights:

•	VASCO announced its acquisition of Risk IDS Ltd., a provider of risk-based authentication solutions to the global banking community.

•	VASCO joined the FIDO (Fast Identity Online) Alliance, an industry consortium delivering standards for simpler, stronger authentication during online transactions.

•	PointClickCare Selected VASCO to enhance security and convenience for its health care providers. PointClickCare is a leading provider of cloud-based software for the senior care industry.

Guidance for full-year 2014:

VASCO is increasing its guidance for revenue and operating margins for the full-year 2014 as follows:

•	Revenue from our traditional business, which excludes our new service product offerings (DIGIPASS as a Service and MYDIGIPASS.COM), is expected to be in the range of $175 million to $180 million, an increase from the range communicated previously of $168 million to $172 million, and

•	Operating income as a percentage of revenue, excluding the amortization of purchased intangible assets, is projected to be in the range of 13% to 15%, an increase from the range communicated previously of 11% to 13%.

“We are very pleased with the results of the second quarter and first six months of 2014,” stated T. Kendall Hunt, Chairman & CEO. “Through the first six months of the year, our intake of new orders for our traditional products as well as our new products using the Cronto technology remained strong. The strength of both our intake of new orders and our pipeline of prospective orders has given us the confidence to increase our guidance for both full-year revenues and operating margins. We were also very pleased to expand our authentication technology portfolio with the acquisition of Risk IDS, a risk-based authentication solution. While Risk IDS is small, it gives us an important base upon which we can invest and build our own contextual authentication solutions.”

“The results for the second quarter and first six months of 2014 reflected improvements in our business in a number of areas when compared to the same periods in 2013,” said Jan Valcke, VASCO’s President and COO. “For the second quarter and first six months of 2014, revenues from both the Banking and Enterprise Security markets increased, our operating margins improved, which reflects the leverage we have in our operating model, and revenues from our non-hardware products, which includes our mobile client and host-system products, increased. I believe that the investments we made in previous periods in our products, whether through acquisition or internal development are generating strong returns. I also believe that the investment we made in the current quarter related to a risk-based authentication solution will result in a strong product for us in future years as we continue to develop it internally.”

Conference Call Details

In conjunction with this announcement, VASCO Data Security International, Inc. will host a conference call today, July 24, 2014, at 10:00 a.m. ET - 16:00h CET. During the Conference Call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr. Cliff Bown, CFO, will discuss VASCO’s Results for the Second Quarter and First Six Months Ended June 30, 2014.

To participate in this Conference Call, please dial one of the following numbers:

USA/Canada: 1 800 909 4764

International: +1 212 271 4657

And mention VASCO to be connected to the Conference Call.

The Conference Call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the Conference Call in order to download and install any necessary software. The recorded version of the Conference Call will be available on the VASCO website 24 hours a day for at least 60 days.

VASCO Data Security International, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net revenue	$47,654	$37,260	$86,477	$72,626
Cost of goods sold	16,633	13,378	29,660	25,656

Gross profit	31,021	23,882	56,817	46,970
Operating costs:
Sales and marketing	11,310	10,470	21,681	20,101
Research and development	5,202	5,345	10,343	10,192
General and administrative	5,734	5,492	11,007	10,944
Amortization of purchased intangible assets	1,129	651	2,249	1,093

Total operating costs	23,375	21,958	45,280	42,330

Operating income	7,646	1,924	11,537	4,640
Interest income, net	10	40	34	82
Other income (expense), net	249	265	687	413

Income from continuing operations before income taxes	7,905	2,229	12,258	5,135
Provision for income taxes	1,012	379	1,839	873

Net income from continuing operations	$6,893	$1,850	$10,419	$4,262
Income (loss) from discontinued operations	(7)	(41)	(22)	333

Net income	$6,886	$1,809	$10,397	$4,595

Basic income (loss) per share:
Continuing	$0.18	$0.05	$0.26	$0.11
Discontinued	—	—	—	0.01

Total net income per share	$0.18	$0.05	$0.26	$0.12

Diluted income (loss) per share:
Continuing	$0.17	$0.05	$0.26	$0.11
Discontinued	—	—	—	0.01

Total net income per share	$0.17	$0.05	$0.26	$0.12

Weighted average common shares outstanding:
Basic	39,358	38,908	39,315	38,798

Diluted	39,471	39,226	39,430	39,145

VASCO Data Security International, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets
Cash and equivalents	$123,314	$98,607
Accounts receivable, net of allowance for doubtful accounts	22,074	28,528
Inventories	25,692	25,653
Prepaid expenses	2,571	2,719
Foreign sales tax receivable	418	543
Deferred income taxes	1,145	1,634
Assets of discontinued operations	1,896	1,910
Other current assets	1,652	2,051

Total current assets	178,762	161,645
Property and equipment, net	3,192	3,145
Goodwill, net of accumulated amortization	24,428	23,532
Intangible assets, net of accumulated amortization	15,293	16,733
Other assets, net of accumulated amortization	8,512	6,822

Total assets	$230,187	$211,877

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,360	$6,378
Deferred revenue	17,048	15,703
Accrued wages and payroll taxes	8,274	7,067
Income taxes payable	2,498	4,087
Liabilities of discontinued operations	1	30
Other accrued expenses	5,384	3,841

Total current liabilities	43,565	37,106
Deferred compensation	175	115
Deferred tax liability	295	321
Other long-term liabilities	60	57

Total liabilities	44,095	37,599

Stockholders’ equity
Common stock	40	40
Additional paid-in capital	81,131	79,871
Accumulated income	102,797	92,401
Accumulated other comprehensive income	2,124	1,966

Total stockholders’ equity	186,092	174,278

Total liabilities and stockholders’ equity	$230,187	$211,877

Non-GAAP Financial Measures

The Company reports its financial results in accordance with GAAP, but Company management also evaluates its performance using EBITDA, Adjusted Net Income and Adjusted Diluted EPS. The Company’s management believes that these measures provide useful supplemental information regarding the performance of our business and facilitates comparisons to our historical operating results.

These non-GAAP measures are not measures of performance under GAAP and should not be considered as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these non-GAAP measures are useful within the context described below, they are in fact incomplete and are not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business, and how taxes affect the final amounts that are or will be available to shareholders as a return on their investment.

EBITDA

We define EBITDA as net income from continuing operations before interest, taxes, depreciation and amortization. We use EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation and amortization we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation and amortization), or deal with the structure or financing of the business (e.g., interest) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not need to consider the impact of those items on our competitors’ results.

Reconciliation of Earnings from continuing operations Before Interest, Taxes, Depreciation and Amortization (EBITDA) to net income from continuing operations (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(in thousands, unaudited)		(in thousands, unaudited)
EBITDA—continuing operations	$9,497	$3,267	$15,392	$7,004
Interest income, net	10	40	34	82
Provision for income taxes	(1,012)	(379)	(1,839)	(873)
Depreciation and amortization	(1,602)	(1,078)	(3,168)	(1,951)

Net income—continuing operations	$6,893	$1,850	$10,419	$4,262

Adjusted Net Income & Adjusted Diluted EPS

We define Adjusted Net Income and Adjusted Diluted EPS, as net income or EPS from continuing operations before the consideration of long-term incentive compensation expenses and the amortization of purchased intangible assets. We use these measures to assess the impact of our performance excluding items that though they are recurring, can significantly impact the comparison of our results between periods and the comparison to competitors.

Long-term incentive compensation for management and others is directly tied to performance and this measure allows management to see the relationship of the cost of incentives to the performance of the business operations directly if such incentives are based on that period’s performance. To the extent that such incentives are based on performance over a period of several years, there may be periods which have significant adjustments to the accruals in the period but which relate to a longer period of time, and which can make it difficult to assess the results of the business operations in the current period. In addition, the Company’s long-term incentives generally reflect the use of restricted stock grants or cash awards while other Companies may use different forms of incentives the cost of which is determined on a different basis, which makes a comparison difficult.

The Company also excludes amortization of purchased intangible assets because it believes that the amount of such expenses in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets or the write down of such assets due to an impairment event.

Reconciliation of Adusted Net Income from Continuing Operations to Net Income from Continuing Operations

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(in thousands, unaudited)		(in thousands, unaudited)
Adjusted Net Income—continuing operations	$8,427	$2,854	$13,362	$6,223
Long-term Incentive Compensation Expense	(788)	(604)	(1,430)	(1,358)
Amortization of Purchased Intangible Assets	(1,129)	(651)	(2,249)	(1,093)
Tax impact of Adjustments*	383	251	736	490

Net income—continuing operations	$6,893	$1,850	$10,419	$4,262

Reconciliation of Adjusted Diluted EPS from Continuing Operations to Diluted EPS from Continuing Operations

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(in thousands, unaudited)		(in thousands, unaudited)
Adjusted Diluted EPS—continuing operations	$0.21	$0.07	$0.34	$0.16
Long-term Incentive Compensation Expense	(0.02)	(0.01)	(0.04)	(0.03)
Amortization of Purchased Intangible Assets	(0.03)	(0.01)	(0.06)	(0.03)
Tax impact of Adjustments*	0.01	—	0.02	0.01

Diluted EPS—continuing operations	$0.17	$0.05	$0.26	$0.11

*	= The tax impact of adjustments is calculated at 20% of the adjustments in all periods

About VASCO:

VASCO is a leading supplier of strong authentication and e-signature solutions and services specializing in Internet Security applications and transactions. VASCO has positioned itself as a global software company for Internet Security serving a customer base of approximately 10,000 companies in more than 100 countries, including approximately 1,700 international financial institutions. VASCO’s prime markets are the financial sector, enterprise security, e-commerce and e-government.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These forward-looking statements (1) are identified by use of terms and phrases such as “expect”, “believe”, “will”, “anticipate”, “emerging”, “intend”, “plan”, “could”, “may”, “estimate”, “should”, “objective”, “goal”, “possible”, “potential”, “project” and similar words and expressions, but such words and phrases are not the exclusive means of identifying them, and (2) are subject to risks and uncertainties and represent our present expectations or beliefs concerning future events. VASCO cautions that the forward-looking statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These risks, uncertainties and other factors that have been described in our Annual Report on Form 10-K for the year ended December 31, 2013 and include, but are not limited to, (a) risks of general market conditions, including currency fluctuations and the uncertainties resulting from turmoil in world economic and financial markets, (b) risks inherent to the computer and network security industry, including rapidly changing technology, evolving industry standards, increasingly sophisticated hacking attempts, increasing numbers of patent infringement claims, changes in customer requirements, price competitive bidding, and changing government regulations, and (c) risks specific to VASCO, including, demand for our products and services, competition from more established firms and others, pressures on price levels and our historical dependence on relatively few products, certain suppliers and certain key customers. Thus, the results that we actually achieve may differ materially from any anticipated results included in, or implied by these statements. Except for our ongoing obligations to disclose material information as required by the U.S. federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

This document may contain trademarks of VASCO Data Security International, Inc. and its subsidiaries, including VASCO, the VASCO “V” design, DIGIPASS, VACMAN, aXsGUARD and IDENTIKEY.

For more information contact:

John Gunn

+1-847-370-1486

john.gunn@vasco.com